News Release

Contacts:

Integra LifeSciences Holdings Corporation

Maureen B. Bellantoni	John Bostjancic
Executive Vice President	Vice President, Corporate Development
and Chief Financial Officer	and Investor Relations
(609) 936-6822	(609) 936-2239
maureen.bellantoni@Integra-LS.com	jbostjancic@Integra-LS.com

Integra LifeSciences Holdings Corporation Announces Private Offering Of
$125,000,000 Senior Convertible Notes Due 2010 And
$125,000,000 Senior Convertible Notes Due 2012

Plainsboro, New Jersey, June 4, 2007 — Integra LifeSciences Holdings Corporation (NASDAQ: IART) announced today that it has commenced a private offering, subject to market conditions, of $125 million aggregate principal amount of senior convertible notes due 2010 and $125 million aggregate principal amount of senior convertible notes due 2012 (together, the “notes”). The Company intends to grant the initial purchasers options to purchase up to an additional $25 million aggregate principal amount of each series of notes, in each case within 13 days of the initial issuance of the notes. The notes will be senior, unsecured obligations of Integra, and, subject to certain designated events and other conditions, will be convertible into cash and shares of Integra’s common stock or, at Integra’s irrevocable election, shares of Integra’s common stock. The interest rate, conversion rate and other terms of the notes will be determined by negotiations between Integra and the purchasers of the notes. Integra LifeSciences Corporation, a subsidiary of the Company, will guarantee the obligations of the Company under the notes.

In connection with the offering, the Company expects to enter into note hedge and warrant transactions with one or more financial institutions that may be affiliates of the initial purchasers of the notes to increase substantially the effective conversion premium of the notes and to reduce the potential dilution to the Company’s earnings per share upon future conversion of the notes. In connection with hedging the note hedge and warrant transactions, the relevant financial institutions have advised the Company that they or their respective affiliates expect to enter into various derivative transactions with respect to the Company’s common stock concurrently with or shortly after the pricing of the notes and may enter into or unwind various derivatives and/or purchase or sell the Company’s common stock in secondary market transactions following the pricing of the notes (including during any conversion period of the notes and the periods prior to the maturity of each series of the notes). These activities could have the effect of increasing or preventing or offsetting a decline in the price of the Company’s common stock concurrently with or following the pricing of the notes.

Integra intends to use the net proceeds from this private offering to pay the cost of the note hedge transactions described above, to repurchase shares of its common stock, to repay amounts outstanding under its bank credit facility and for general corporate purposes. In connection with this private offering, Integra will repurchase up to $75 million of its common stock in open market and/or private transactions.

The notes will be sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes and any shares of the Company’s common stock that may be delivered upon conversion of the notes have not been registered under the Securities Act or any state securities laws, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Integra LifeSciences Holdings Corporation, a world leader in regenerative medicine, is dedicated to improving the quality of life for patients through the development, manufacturing, and marketing of cost-effective surgical implants and medical instruments. Our products are used primarily in neurosurgery, extremity reconstruction, orthopedics and general surgery to treat millions of patients every year. Integra’s headquarters are in Plainsboro, New Jersey, and we have research and manufacturing facilities throughout the world. Please visit our website at (http://www.Integra-LS.com).

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the expectations, plans and prospects for the Company, including whether or not the Company will offer the notes or consummate the offering, the anticipated terms of the notes and the offering and the anticipated use of proceeds of the offering. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the economic, competitive, governmental, technological and other factors identified under the heading “Risk Factors” included in Item IA of Integra’s Annual Report on Form 10-K for the year ended December 31, 2006 and in Integra’s Quarterly Report on Form 10-Q for the three months ended March 31, 2007 and information contained in subsequent filings with the Securities and Exchange Commission.

Source: Integra LifeSciences Holdings Corporation